Exhibit 23.3
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

August 9, 2019
Berry Petroleum Corporation
16000 N. Dallas Parkway, Suite 500
Dallas, Texas 75248
Ladies and Gentlemen:
We hereby consent to (i) the use of the name DeGolyer and MacNaughton, (ii) references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, and (iii) the use of information from, and the incorporation by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 of, our report of third party (our “Letter Report”) dated February 1, 2019, containing our opinion of the proved reserves and future net revenue, as of December 31, 2018, of Berry Petroleum Company, LLC in the Registration Statement on Form S-3 (the “Universal Shelf Registration Statement”) and the related prospectus that is a part thereof. We further consent to the inclusion of our Letter Report as an exhibit through incorporation by reference in the Universal Shelf Registration Statement. We further consent to the reference to DeGolyer and MacNaughton under the heading “EXPERTS” in the Universal Shelf Registration Statement and related prospectus.
Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716